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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT


    We consent to the incorporation by reference in this Pre-effective Amendment No. 3 to Registration Statement No. 333-10775 of Monterey Pasta Company on Form S-3 of our report dated March 29, 1996, September 30, 1997 as to Note 19 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 19) appearing in the annual report of Form 10-K/A of Monterey Pasta Company for the year ended December 29, 1996, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



/s/ DELOITTE & TOUCHE LLP
San Francisco, California
October 14, 1997